Exhibit 18

PREFERABILITY LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

July 30, 2012

Moody’s Corporation

New York, NY

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Moody’s Corporation (the Company) for the three and six months ended June 30, 2012, and have read the Company’s statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for goodwill in that the Company changed its impairment test date from November 30th to July 31st and stated that the newly adopted accounting principle is preferable in the circumstances because it better aligned the annual goodwill impairment test date with the Company’s annual strategic planning process. The Company has prospectively applied the change in annual goodwill impairment testing date beginning in the second quarter of 2012. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2011, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP